As filed with the Securities and Exchange Commission April 2, 2007

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Commission File Number 333-___________________

POWER TECHNOLOGY, INC.
(Exact name of small Business Issuer as specified in its charter)

NEVADA	88-0395816
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)
541710
(Primary Standard Industrial Classification Code)
7101 Highway 71 West, Suite 200
Austin, Texas	78735
(Address of principal executive offices)	(Zip Code)

(512) 288-8528
Issuer’s telephone number, including area code

BERNARD J. WALTER
CHIEF EXECUTIVE OFFICER AND PRESIDENT
POWER TECHNOLOGY, INC.
7101 HIGHWAY 71 WEST, SUITE 200
AUSTIN, TEXAS 78735

Copies to:
ROBERT D. AXELROD, ESQ.
AXELROD, SMITH & KIRSHBAUM, P.C.
5300 MEMORIAL DRIVE, SUITE 700
HOUSTON, TEXAS 77007
(713) 861-1996

Approximate date of proposed sale to the public: from time to time after the effective date of this registration statement, as shall be determined by the selling shareholders identified herein.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for such offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount of
to be	to be	Price Per	Offering	Registration
Registered(1)	Registered(2)	Share	Price	Fee(3)

Common Stock $.001 par value	15,000000	$0.04	$600,000	$18.42

(1)	This registration statement covers common stock issuable pursuant to the “2007 Stock Option, SAR and Stock Bonus Consultant Plan”, a copy of which is attached as Exhibit 10.1.
(2)
This registration statement shall also cover an indeterminable number of additional shares of common stock which may become issuable under the Agreement by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the consideration which results in an increase in the number of registrant’s outstanding shares of common stock.

(3)
This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457 under the Securities Act of 1933, as amended and is calculated on the average of the bid and asked price of the common stock as of March 27, 2007. The Proposed Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of Common Stock to be registered.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are hereby incorporated herein by reference:

1.    The Company’s Annual Report on Form 10-KSB for the year ended January 31, 2006.

2.    The Company's Quarterly Reports on Form 10-QSB for the quarters ended April 30, July 31, and October 31, 2006.

3.    The Company’s Current Reports filed on Form 8-K filed on February 24, 2006; March 9, 2006; April 17, 2006; May 22, 2006; July 28, 2006; September 22, 2006; February 6, 2007; and February 28, 2007; and Form 8-K/A filed on February 24, 2006, March 23, 2006 and July 28, 2006.

4.    All reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, since the end of the fiscal year ended January 31, 2006.

5.    The description of the Common Stock contained in the Company's registration statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All of the above documents and documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Form S-8 Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Form S-8 Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Form S-8 Registration Statement and the Prospectus.

All documents incorporated by reference herein will be made available to all participants without charge, upon written or oral request. Other documents required to be delivered to participants pursuant to Rule 428(b)(1) under the Securities Act of 1933 are also available without charge, upon written or oral request. All requests for documents shall be directed to:

BERNARD J. WALTER, PRESIDENT
POWER TECHNOLOGY, INC.
7101 HIGHWAY 71 WEST, SUITE 200
AUSTIN, TEXAS 78735
(512) 288-8528 (voice)
(512) 288-8529

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is a Nevada corporation. Section 78.751 of the General Corporation Law of Nevada (the "GCL") provides authority for broad indemnification of officers, directors, employees and agents of a corporation, with certain specified exceptions.

The Twelfth Article of the Company's Articles of Incorporation provides that the Company shall have the power to indemnify its directors, officers, employees and agents to the fullest extent allowed by the GCL.

At the present time, the Company does not have any officer-director liability insurance although permitted by Section 78.752 of the GCL, nor does the Company have indemnification agreements with any of its directors, officers, employees or agents.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

Number	Description
5.1	Opinion of Axelrod, Smith and Kirshbaum, P.C.
10.1	2007 Stock Option, SAR, and Stock Bonus Consultant Plan
23.1	Consent of Axelrod, Smith and Kirshbaum, P.C. (included in Exhibit 5.1)
23.2	Consent of Malone & Bailey, P.C.

ITEM 9. UNDERTAKINGS.

(1)    The Company hereby undertakes:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(2)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(3)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 2nd day of April 2007.

POWER TECHNOLOGY, INC.

By:  /s/ Bernard J. Walter

Bernard J. Walter
President and Chief Executive Officer

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

By: /s/ Bernard J. Walter	Chairman of the Board, Director,	March 29, 2007
Bernard J. Walter	President, Chief Executive Officer,
Chief Financial Officer, and
Principal Accounting Officer

By : /s/ F. Bryson Farrill	Director	March 29, 2007
F. Bryson Farrill

By: /s/ Thomas J. Hopwood	Director	March 29, 2007
Thomas J. Hopwood